Exhibit 10.17

MANUFACTURING AGREEMENT

Between

RIGETTI & CO, INC.

and

SPARQTRON CORPORATION

MANUFACTURING AGREEMENT

This manufacturing agreement (“Agreement”) is entered into on 28. MAY, 2020 (the “Effective Date”) by and between RIGETTI & CO, INC. (“Buyer”), a Delaware corporation, with its principal place of business at 2919 Seventh Street, Berkeley, CA 94710 and Sparqtron Corporation (“Seller”), a California corporation, with its principal place of business at 5079 Brandin Ct., Fremont, Califorina, CA94538, USA. Seller and Buyer are referred to collectively as the “Parties”, individually as a “Party”.

Whereas, Seller is in the business of providing Manufacturing Services; and

Whereas, Buyer desires to purchase certain Manufacturing Services from Seller; and

Whereas, the Parties desire to establish the terms and conditions that shall apply to Buyer’s purchase of certain Manufacturing Services from Seller.

In consideration of the foregoing and the agreements contained herein, Seller and Buyer hereby agree as follows:

1.	Definitions

1.1	“Approved Vendor List (AVL)” shall mean the list of manufacturers that are approved by Buyer to supply Components listed on the Bill of Materials (BOM) included with the Specifications.

1.2	“Bill of Materials” or “BOM” shall mean Buyer’s listing or reference for the Components included in or required for the manufacture/assembly of Products in accordance with the Specifications.

1.3	“Components” shall mean the parts, materials and supplies included in or required for each Product as stipulated in the Bill of Materials.

1.4

“Days” shall mean calendar days, unless otherwise specified, including Saturdays, Sundays and United States Government recognized holidays. “Business Days” shall not include Saturdays, Sundays or United States Government recognized holidays.

1.5

“Defect” or “Defective” shall mean a non-conformance to Buyer’s Specifications, Bills of Material, Approved Vendor List, or relevant workmanship standards as referenced in the Specifications or in this Agreement.

1.6	“Engineering Change Order” or “ECO” shall mean the document that details a change in the Specifications and/or design of a Product.

1.7

“Intellectual Property” shall mean all rights held by Buyer in its Products and/or Confidential Information, including, but not limited to patent rights, copyrights, trade secret rights, mask work, know how rights and other intellectual property and proprietary rights, including the right to impose restrictions on the manufacture, assembly or distribution of the Products or the subsequent use, sale or repair of the Products as purchased by Buyer from Seller, anywhere in the World.

1.8	“Inventory” shall mean all raw materials, supplies, components, sub-assemblies, and assemblies.

1.9	“Long Lead Time Components” shall mean Components that have lead times beyond Purchase Order coverage.

1.10

“Manufacturing Services” shall mean assembly, including development and deployment of manufacturing, inspection and test processes, procurement of Components, assembly and test of Products to Specifications, quality control and quality improvement, in-warranty and out-of-warranty repair, and value engineering.

1.11	“MOQs” shall mean minimum order quantities (for Tape, reel and multiples, etc.) required by Component suppliers where those quantities exceed the quantities required for Purchase Orders.

1.12	“NCNR” shall mean non-cancelable, non-returnable Components as defined in supplier quotation or any Components is customized for buyer.

1.13

“Excess Inventory” shall mean Components, sub-assemblies, or assemblies for which there is no Purchase Order coverage due to cancellation of Purchase Order, reduction of Purchase Order quantities, minimum order quantities (MOQ), Non-Cancelable Non-Returnable (NCNR) materials, obsolescence of Components resulting from ECOs, Long Lead Time Components purchased for the forecast as agreed by both Parties, or any authorization to purchase provided by Buyer.

1.14	“PPV” shall mean purchase price variance between the new purchase price and the original quoted price.

1.15

“Product” shall mean the completed product identified by the Buyer part number or assembly identification specified in each Purchase Order issued under this Agreement and as described in the Specifications. There can be multiple versions of a Product, based on differences provided for in the Bills of Material.

1.16

“Purchase Order” shall mean the Buyer’s purchase order submitted to Seller detailing the Product(s), revision level, quantity, pricing, and requested Shipment Date(s). In the event of any conflict between the terms and conditions of this Agreement with the printed terms on any Purchase Order, quotation, acknowledgement, confirmation, invoice, or any other agreement or memorandum, the terms of this Agreement shall take precedence.

1.17	“Shipment Date” shall mean the requested shipment date from the Seller manufacturing facility as specified in a Purchase Order, or as otherwise mutually agreed by the Parties.

1.18

“Specifications” shall mean Buyer’s written specifications for the manufacture and testing of the Product including, but not limited to, the current revision number, Approved Vendor List (AVL), Bills of Material (BOM), manufacturing procedures, schematics, testing procedures, drawings, and documentation.

2.	Program Management

2.1

Each Party shall appoint a program manager as the program liaison with the other Party in connection with the initial coordination and implementation of the manufacture of the Products and shall also provide ongoing support thereafter. The Parties agree to conduct periodic business reviews. The business reviews shall include, but not be limited to, quality, delivery, flexibility, service, and price. The program managers shall coordinate these reviews.

2.2	Both Parties shall maintain a list of program team members. The list shall include the name, title, phone number, and email address of each team member.

3.	Manufacture of Products

3.1	During the term of this Agreement, Seller shall provide Buyer with Manufacturing Services at the manufacturing facility located at 5079 Brandin Ct., Fremont, California, CA94538, USA.

3.2	Seller shall manufacture and build Products in accordance with IPC-A-610 D Class 2.

3.3	Seller shall provide standard production and test equipments as required to fulfill Purchase Orders. Buyer shall supply certain tooling and equipments that are unique to Buyer Products.

3.4	Buyer shall provide Seller the necessary software and special testing equipments to facilitate testing of the unique functionality of Buyer’s product.

4.	Product Training

4.1

Buyer shall provide training program for Buyer’s products to Seller’s designated personnel to be well trained for manufacturing of Buyer’s products. The training location is the manufacturing facility mentioned in 3.1 above. In addition, during the term of this Agreement, Seller shall maintain a sufficient staff of trained personnel to adequately support all the requirements set forth in this Agreement.

4.2	Buyer will have the right to access Seller’s facility during production to observe the manufacturing or quality control process and advise on any corrective actions that may be needed.

5.	Quality

5.1

Seller agrees that the manufacture, test and quality control of the Products under the terms of this Agreement shall be in accordance with the standard Seller processes utilized for similar products manufactured by Seller.

5.2	Seller agrees to maintain ISO 9001:2008 certifications in all plants producing Buyer Products.

6.	Price

6.1

Quotations shall be provided for each project. Pricing shall be mutually agreed between the Parties for each project. If Buyer provided price during the quotation stage and subsequently Buyer cannot provide Seller the source of the supplier who can support that pricing, the quotation should be adjusted per fair market available price as mutually agreed by Buyer and Seller.

7.	Yield Loss

7.1

Buyer shall be responsible for yield loss directly related to Buyer design issues. Seller’s sole responsibility with respect to yield loss shall only be for those workmanship related failures mutually determined and agreed by the Parties.

8.	Component Responsibilities

8.1

In order to secure better price for Buyer, Buyer agrees Seller to order Components above the quantities required to satisfy Purchase Orders in order to meet Minimum Order Requirements as defined by suppliers, such as MOQs, “Multiples”, “Tape” or “reel” . If MOQ is higher than the BOM quantity, Seller must get an approval from the Buyer to move forward with the purchase. Seller must get approval from the Buyer if there is any excess cost because of MOQ before processing with the actual purchasing. After approval, Buyer is liable to pay if these materials become “Excess Inventory”. Seller must get approval from the Buyer for the purchase of NCNR components. After approval, Buyer is liable to pay if these materials become “Excess Inventory”.

8.2

After receipt of Buyer’s Purchase Orders, as lead time allows, Seller shall maintain and manage adequate inventory for the Purchase Orders received. Excess cost expressly agreed by Buyer during the quotation and PO process will be Buyer’s responsibility. Buyer will purchase these materials if not used within 3 months of the PO placement.

9.	Consigned Components

9.1

Upon notice to Seller, Buyer may supply certain consigned Components to Seller. Consigned Components shall be delivered to Seller in sufficient time and in sufficient quantities based on Purchase Orders and in accordance with this Agreement, including normal attrition levels, to allow Seller to meet scheduled Shipment Dates for the applicable Products. All consigned Components shall be in good condition and in good working order. Buyer assumes complete liability for the quality of all consigned Components and Seller shall not be responsible for any Defects or deficiencies therein. Seller shall, upon receipt of the consigned Components, perform reasonable level of inspections of the consigned Components, in accordance with its standard procedures and shall notify Buyer in writing, not later than ten (10) Days from the date of receipt of the consigned Components, of any Defects found or of any discrepancy in quantities. Seller reserves the right, after receipt of the consigned Components, to inform Buyer of additional Defects which may be discovered or revealed by further inspection by or through the manufacturing process that could not be discovered at Incoming Inspection by Seller.

10.	Purchase Orders

During the term of this Agreement, at Buyer’s discretion, Buyer shall issue to Seller 3 month Purchase Order(s) and follow up with 3 month forecasts to be updated monthly. Buyer shall place Purchase Order(s) with the material lead time in mind and allow Seller sufficient lead time to get the materials from normal suppliers. Any rush order without sufficient lead time for material may result in issues getting the required material from normal suppliers. For such situations, Seller may be required to buy materials from the spot market at much higher cost than the earlier quoted price by Seller. For such instance, Buyer agrees to pay PPV cost for the price variance as agreed in advance.

10.1	Seller shall provide written acknowledgement of a Purchase Order within three (3) working days of receipt of the Purchase Order.

10.2	Seller shall provide a material shortage list within 3 days after acknowledge the PO.

11.	Increase, Push Out Schedule and Cancellation of Purchase Orders

11.1

Seller shall make best efforts to increase, reschedule, or cancel purchase orders as requested by Buyer, provided that Seller will not incur undue costs or hardship to accommodate such requests. Buyer shall pay Seller for reasonable costs incurred by Seller due to these changes, such as PPV for pull in schedule, or cancellation fee for PO cancellation. Buyer is liable for any Excess Inventory caused by the changes to the Purchase Order.

11.2

Push Out Schedule: If Schedule Push Out is due to ECO and ECO material can not be obtained by both parties in 3 weeks, Buyer agrees to pay for on-hand material in 2 weeks. Buyer cannot push out the mutually agreed schedule for more than 2 weeks if there is no ECO.

12.	Payment Terms

12.1

If the credit terms are approved by the Seller, the purchase price for the Products and all other related charges shall be due and payable net thirty (30) days after the date of Seller’s invoice. Seller shall invoice the buyer after the items are delivered or services are provided to the satisfaction of the Buyer.

13.	Credit Terms

13.1

Seller may provide credit terms to Buyer subject to Buyer’s credit record. If Seller approves the credit terms to Buyer, the credit terms shall be periodically reviewed by the Parties. If Buyer fails to maintain a good payment record, Seller can cancel the credit terms and stop shipment until the overdue payment is paid. If Buyer does not get approved credit terms from Seller, all the purchase order from Buyer shall be on COD (Cash on Delivery) basis. For new customer, shall start from COD until the business records have been well recognized by Seller.

14.	Shipment

14.1	Shipment of Products to Buyer shall be Ex-Works at 5079 Brandin Ct., Fremont, California, CA94538 (per Incoterms 2011). Title and risk of loss shall pass to Buyer upon shipment.

14.2

Seller shall ship all Products on the mutually agreed Shipment Date. If circumstances arise that prevent Seller from such timely Shipment of Products, Seller shall immediately notify Buyer of the nature of the problem, the methods taken to overcome the problem and the estimated time of delay. If Seller fails to notify Buyer or take any actions to overcome the delay of shipment, Seller shall pay a 5% penalty of PO if the order delivery is delayed more than 5 working days from the mutually agreed ship date.

14.3

All Products shall be packaged and prepared for shipment in a manner which (i) follows Buyer’s product marking and packaging guidelines, a copy of which shall be provided to Seller, (ii) follows good commercial practices, (iii) is acceptable to common carriers for shipment. Each shipment shall be accompanied by a packing slip which shall include Buyer part numbers and/or Buyer’s Purchase Order number.

15.	Acceptance and RMA Process

15.1	Buyer shall provide written acceptance criteria (Acceptance Criteria) it will use for Products acceptance. The Acceptance Criteria shall be agreed by both Parties in advance.

15.2

All Products supplied by Seller under this Agreement shall conform to the Acceptance Criteria. Notwithstanding any prior inspection or payment by Buyer, Buyer may reject any portion of any shipment of Products that are not conforming to the mutually agreed Acceptance Criteria as found by Buyer following quality control tests and inspection or as otherwise found to be Defective, provided such return is made within the agreed warranty period. Within the warranty period, any Defective Products may be returned to Seller to be repaired or replaced, at Seller’s option and expense, within fifteen (15) business days of receipt by Seller of the rejected Product; provided that (i) Buyer obtains a Return Material Authorization (“RMA”) from Seller prior to returning the Products and Seller shall provide Buyer with an RMA number promptly, and in any event within two (2) business days of request, (ii) the failure analysis, or summary thereof, conducted by Buyer shall accompany the Product or shall otherwise be promptly be delivered to Seller, and (iii) the defect was not caused due to third Parties act or failure to act.

15.3

Rejection of any portion of any shipment of Products, that do not conform to the Acceptance Criteria as determined by Buyer’s end customer and confirmed by Buyer and Seller, shall be returned to Seller, provided such return is within the agreed warranty period, in accordance with procedures set forth in the preceding section.

15.4	In the absence of Acceptance Criteria, the Parties shall mutually review and agree acceptance issues that may arise.

16.	Audit of Manufacturing Facility

16.1

Any request by a customer of Buyer or a certification body (e.g. UL) to audit Seller’s manufacturing facility shall be processed through Buyer with a written request with a reasonable lead time to Seller. Seller shall provide reasonable access to its manufacturing facility accordingly.

17.	Engineering Change Order (ECO)

17.1

An ECO is required when the form, fit, or function of the design of the Product and/or Specifications are affected. Buyer shall provide ECOs to Seller in writing by way of email or facsimile. Seller agrees to promptly implement any change in the Specifications or the design of a Product as reasonably requested by Buyer pursuant to an ECO, assuming it is not too late to implement the ECO.

17.2

Seller shall provide a written response to Buyer’s ECO if such changes affect the per-unit price and/or Shipment of a Product, within five (5) business days. Seller shall provide a quotation for any costs associated with the ECO. The cost of Inventory that becomes unusable as a result of a Buyer ECO shall be the responsibility of Buyer.

17.3	Seller Initiated Change:

Seller agrees to provide prior notification, at the earliest date possible, of any changes (i.e. raw material composition, design, or manufacturing processes) that the Seller intends to implement which would impact the defined requirements for any Buyer’s Part Numbers or commodities.

It is understood that Buyer shall not accept any such changes, until Buyer has determined the impact of the requested change(s) on its finished devices. The Seller shall provide such notification if available in writing, and in advance of any proposed change in the following aspects of the parts or their components: (i) composition or source of any raw material; (ii) method of producing, processing or testing; (iii) change in subcontractors for producing, processing or testing; (iv) site of manufacture; (v) labeling. No such change shall be made without prior written consent. Information should include the intended date and/or first lot (Purchase Order) at which the change(s) would be implemented. Such written notice shall be sent by first class mail/ FAX, E-mail or delivery service to Buyer’s designated person.

18.	Purchase Price Variances (PPV)

18.1

Buyer should issue the Purchase Order to Seller ahead of the material delivery lead time published by the suppliers for getting the best price. However for an urgent Purchase Order with a delivery date within the material delivery lead time, Buyer authorizes the Seller to purchase the materials from spot market, and if there is any Purchase Price Variance (PPV) over the original Seller quoted price, the Seller will send the PPV request to Buyer for approval. Buyer will have 5 working business days to agree to and pay the agreed PPV amount. Buyer should submit a consolidated “Buyer approved PPV monthly notice” at every month end to Buyer. Upon receipt of the notice, Buyer should send Purchase Order for this monthly PPV to Seller within three (3) working days. In the event Buyer must pay cash in advance to sellers in spot market, Seller will issue an invoice with immediate payment term for the PPV Purchase Order. Buyer should also pay immediately upon receipt of the PPV invoice.

19.	Warranties

19.1	Seller Warranty

For a period of twenty-four (24) months from the date of shipment of any Product by the Buyer (the “Warranty Period”), Seller warrants that such Product shall (i) be free from defects in workmanship, (ii) have been manufactured and assembled in accordance with Section 3 and 5 above, and (iii) strictly conforms to Specifications. Otherwise, Seller shall not independently warrant Components, but shall pass through any and all warranties from the respective Component manufacturers thereof if any.

On a breach by Seller of any of the foregoing warranties, Seller’s liability shall be as follows: (i) Buyer shall return the affected Product(s) to Seller. Seller shall, at its sole discretion and at its expense, repair or replace any defective Products returned by Buyer during the Warranty Period. If there is no defect found on the Product returned, Seller will charge Buyer at its normal labor rate for the associated work.

SELLER MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE COMPONENTS, PRODUCTS OR ANY SERVICES PROVIDED UNDER THIS AGREEMENT, AND DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

Nothwithstanding the foregoing, in no event shall Seller be responsible for any Defects caused by product misuse, accident, disaster (including any force majeure events described below), neglect, abuse, improper handling, testing, or installation, or by alterations, modifications or repairs by customers or third parties.

19.2	Buyer Warranty

Buyer represents and warrants to Seller that (i) Buyer Intellectual Property provided to Seller hereunder does not infringe the proprietary rights of any third Party, and (ii) Buyer has the right and power to enter into this Agreement. As the sole remedy and liability for any breach of the foregoing representations and warranties, Buyer agrees to indemnify Seller and hold Seller harmless from and against any and all claims, liabilities, expenses and costs finally awarded to Seller, that result from a breach or alleged breach of any of third Party Intellectual Property infringement claim in violation of this warranty or incurred in the settlement or avoidance of any such claim. Buyer shall also pay for any direct costs reasonably incurred by Seller under the terms of this Agreement, including, but not limited to inventory, labor and overhead that would not otherwise be recoverable. This indemnity shall not apply (i) if Seller fails to give Buyer prompt notice of any such claim or threatened claim and such failure materially prejudices Buyer, or (ii) unless Buyer is not given the opportunity to assume full control of the defense or settlement, and (iii) Seller does not provide reasonable assistance to Buyer.

BUYER MAKES NO OTHER WARRANTIES WITH RESPECT TO THE BUYER INTELLECTUAL PROPERTY, BUYER COMPONENTS, BUYER PROPERTY, THE LICENSES GRANTED HEREUNDER OR OTHER MATERIALS OR DOCUMENTATION PROVIDED BY BUYER HEREUNDER AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

20.	Out of Warranty Repairs

20.1

The Parties agree to enter into good faith negotiations for the purpose of Seller becoming an authorized repair facility for out of warranty repairs. The Parties shall establish a separate Out-of-Warranty mutually agreed Repair Agreement. If Seller agrees to provide Out-of-Warranty services, Quotations for each service shall be provided by Seller for buyer’s approval. The quotation shall be provided based on the required time and material for the service at then Seller’s effective hourly rate and material prices.

21.	Buyer Property

21.1

Any tooling and/or equipment provided by Buyer, including but not limited to Consigned Tooling and Equipment (“Buyer’s Property”) or developed or procured by Seller at Buyer expense, shall reside and/or remain the property of Buyer and shall (i) be subject to inspection by Buyer at any time, (ii) be kept free by Seller from any and all liens and encumbrances, and (iii) not be modified in any manner by Seller without the prior written approval of Buyer (iv) Buyer shall retain all rights, title and interest in Buyer’s Property and Seller agrees to treat and maintain the Buyer’s Property with the same degree of care as Seller uses with respect to its own valuable tooling and equipment, but no less care than reasonable care. Upon Buyer’s request, Seller shall return all of Buyer’s Property to Buyer in good condition, normal wear and tear excepted, Buyer shall determine the manner and procedure for returning the Buyer’s Property, and shall pay the all the cost associated with the returning of the goods. Seller agrees to execute all documents, or instruments evidencing Buyer’s ownership of Buyer’s Property as Buyer may from time to time.

22.	Intellectual Property

22.1

As between the Parties, Buyer is and shall remain the sole and exclusive owner of all title and interest in Buyer’s Intellectual Property, Specifications, software and all inventions, discoveries, designs, modifications, improvements, know how, derivative works that are made, developed, conceived or reduced to practice by Buyer. Buyer is and shall remain the sole and exclusive owner of all title to and interest in any software, equipment and documentation and Inventions provide by Buyer to Seller under this Agreement. Seller agrees not to remove or deface any portion of any legend from any software, equipment and documentation. Seller further agrees to do all things reasonably necessary to evidence and perfect Buyer’s interest therein, as reasonably requested by Buyer. Seller represents and warrants that it shall not, directly or indirectly, through its affiliated companies, distributors, resellers or agents of any type or nature, use, implement, or disclose any of Buyer’s Inventions and Intellectual Property to any third party, unless Seller has obtained the proper license from Buyer.

22.2

Subject to the terms and conditions of this Agreement, Buyer grants Seller a non-transferable, non-exclusive, royalty-free license to use the Specifications solely for the purpose of manufacturing the Products and otherwise perform its obligations as expressly authorized hereunder. Subject to the terms and conditions of this Agreement, Buyer grants Seller a non-transferable, non-exclusive, royalty-free license to attach Buyer’s trademarks to the Products solely for the purpose of manufacturing the Products and otherwise perform its obligations as expressly authorized hereunder and in strict compliance with Buyer then current trademark guidelines. Subject to the terms and conditions of this Agreement, Buyer grants Seller a non-transferable, non-exclusive, royalty-free license to use the software provided by Buyer solely for the purpose of performing its obligations as expressly authorized hereunder. The software and accompanying documentation is licensed, not sold, and Seller acknowledges and agrees that any transaction documentation purporting to “sell” or “transfer” the software does not convey ownership of any intellectual property rights in such software or any copies thereof. Other than this license, Seller has no rights, expressed or implied, in Buyer’s Intellectual Property, Products, Buyer Property, Buyer Inventory, Specifications and Inventions.

23.	Term

23.1

This Agreement shall become effective on the Effective Date and shall continue for a period of two (2) years unless terminated at an earlier date in accordance with the provisions herein set forth. This Agreement may automatically be renewed for additional one (1) year terms (each a “Renewal Term”), unless terminated by either Party upon ninety (90) days written notice to the other Party. The Parties agree that, notwithstanding the number of Renewal Terms agreed to by the Parties; the Parties do not intend to convert this Agreement into a contract of indefinite duration.

24.	Termination

Either Party may immediately terminate this Agreement by providing written notice to the other Party, upon the occurrence of any of the following events.

24.1

If the other Party ceases to do business, or otherwise terminates its business operations, excluding any situation where all or substantially all of such other Party’s assets, stock or business to which this Agreement relates are acquired by a third party (whether by sale, acquisition, merger, operation of law or otherwise); or

24.2	if the other Party breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; or

24.3

If the other becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, presents a petition or has a petition presented by a creditor for its winding up, or enters into any liquidation or call any meeting of its creditors, or admits in writing that it is unable to pay its debts as they mature, or if a receiver or examiner is appointed for a substantial part of it’s assets.

24.4	Either party may terminate this Agreement without cause upon a four (4) month written notice to the other Party.

25.	Effect of Termination

25.1

Upon expiration or termination of the Agreement Seller shall continue to fulfill, subject to the terms of this Agreement, all Purchase Orders and ECOs placed by Buyer and accepted by Seller in accordance with this Agreement prior to the effective date of termination.

25.2

The Parties agree to make every effort to complete the final transfer of Products, Inventory and Buyer Property and complete all financial transactions, such as payment for all unpaid invoices and the payment for the liability for Excess Inventory within fort-five (45) days from the date of termination.

26.	Liability Limitation

26.1

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR THE LOSS OF, OR DAMAGE TO, OR LOSS OF USE OF, FACILITIES OR OTHER PROPERTY, BUSINESS INTERRUPTION, LOSS OF REVENUE, LOSS OF PROFITS, LOSS OF DATA OR TRANSMISSIONS, LOSS OF CUSTOMERS, , OR OTHER SPECIAL OR PUNITIVE OR DAMAGES OF ANY KIND WHATSOEVER, RESULTING OR ARISING FROM OR RELATING TO THIS AGREEMENT AND WHETHER OR NOT THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF ANY OF THE FOREGOING.

27.	Relationship of Parties and Seller Liability for Services Performed by Others

27.1

Seller and its subcontractor(s) shall be deemed to be independent contractors of Buyer, and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between Seller and Buyer. Each Party assumes full responsibility for the actions and negligence of its employees, agents or other personnel assigned by it to perform work pursuant to this Agreement, regardless of their place of work, and shall be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, workers’ compensation and the like.

28.	Confidentiality

28.1	Confidential Information shall be exchanged in accordance with the terms of the Nondisclosure Agreement entered into between Buyer and Seller on February 23, 2018.

28.2

Each Party agrees that it shall not issue any press release or make any public statement relating to this Agreement without the other Party’s prior written agreement, which shall not be unreasonably withheld.

29.	Force Majeure

29.1

Except for Buyer’s payment obligations under this Agreement, neither Party shall be liable or be deemed to be in default of the Agreement for delay in performance or non-performance of any of obligations hereunder, in whole or in part, if such performance is rendered impracticable by a “force majeure event”, including the occurrence of any contingency or condition beyond the control of non-performing Party, including without limitation war, sabotage, riot or other civil commotion, act of any government or any court or administrative agency thereof (whether or not such action proves to be invalid), acts of God, fire, explosion, flood, components unavailable, delay by carrier, or earthquake.

30.	Governing Law

30.1

The laws of California shall govern this Agreement, excluding any conflicts of laws principles. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods is hereby excluded in its entirety from application to this Agreement.

31.	Compliance with Laws

31.1

Seller shall comply with all applicable laws and regulations in the performance of its duties and tasks under this Agreement. Seller agrees not to export or re-export Products or any other documentation in violation of any applicable laws or regulations of the United States or any other country whose laws apply.

32.	Assignability

32.1

Seller shall not have any right or ability to assign, transfer, or sublicense any obligation or benefit under this Agreement by operation of law or otherwise, and any attempt to do so shall be void. Buyer may assign this Agreement to any of Buyer’s affiliated companies or to an entity that succeeds to all or substantially all of its business or assets to which this Agreement relates, provided Buyer delivers Seller a prompt, written notice of such assignment.

33.	Notices

Any notices or demands, except as otherwise agreed by the other party, required to be given hereunder shall be given in writing and delivered by registered post or in person to the following contact address:

(a)	Buyer: Rigetti & Co, Inc., 2919 Seventh Street, Berkeley CA 94710, Attn: Legal Department, legal@rigetti.com

(b)	Seller: Sparqtron Corp. 5079 Brandin Ct., Fremont, 94538

Attn Sonia Lee, Sonia@sparqtron.com

34.	No Waiver

34.1

No waiver of any term or condition of this Agreement shall be valid or binding on either Party. The failure of either Party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter.

35.	Severability

35.1

In the event that any provision of this Agreement is found to be entirely or partially invalid, illegal, or unenforceable, the validity, legality, and enforceability of any of the remaining provisions shall not in any way be affected or impaired and a valid, legal, and enforceable provision of similar intent and economic impact shall be substituted therefore.

36.	Arbitration

The parties shall attempt to amicably resolve any dispute, controversy, or claim arising under, or relating to, this Agreement. All disputes arising out of or in connection with this Agreement that cannot be resolved amicably shall be settled exclusively, finally and binding under the Rules of Arbitration of the American Arbitration Association (“AAA”). One (1) arbitrator shall be appointed in accordance with the said Rules who shall deliver the reasons for the award in writing. The place of the arbitration shall be Alamenda County, California. The language of the arbitration shall be English, and the applicable law shall be the laws of the State of California. The award shall be enforceable before any court of competent jurisdiction. The prevailing party shall be entitled to recover its costs and attorney fees in any proceeding to enforce the arbitral award. Notwithstanding the foregoing, either party may obtain preliminary or permanent injunctive relief in order to enforce proprietary rights and confidentiality obligations from any court of competent jurisdiction.

37.	Construction

37.1

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” as used herein shall mean “including without limitation.”

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year, first above written.

Rigetti & Co, Inc.		Sparqtron Corporation

Signature:	/s/ Chad Rigetti	Signature:	/s/ Mitch Duh

Name: Chad Rigetti		Name: Mitch Duh

Title: CEO		Title: Chairman

Date: 6/23/2020		Date: 6-22-2020